UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2025

RESHAPE LIFESCIENCES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-37897	26-1828101
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

18 Technology Drive, Suite 110 Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

(949) 429-6680

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol	Name of Exchange on which Registered
Common stock, $0.001 par value per share	RSLS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously disclosed, on May 28, 2025, ReShape Lifesciences Inc. (the “Company”) received a written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC notifying the Company its securities are subject to delisting from Nasdaq based on the Company’s continued non-compliance with Nasdaq Listing Rule 5550(b)(1), which requires companies listed on The Nasdaq Capital Market to maintain a minimum of $2.5 million in stockholders’ equity for continued listing.

As of March 31, 2025, the Company’s stockholders’ equity was $1.2 million. However (a) between June 3, 2025 and June 6, 2025, the Company sold 593,000 shares of common stock for gross proceeds of $3,642,564 pursuant to an equity distribution agreement with Maxim Group LLC in an “at-the-market” offering, as previously disclosed in the Company’s prospectus supplement filed with the Securities and Exchange Commission (“SEC”) on June 9, 2025 and (b) on June 9, 2025, the Company completed an offering of 1,054,604 shares of common stock for gross proceeds of $2,636,510, as previously disclosed in the Company’s Form 8-K filed with the SEC on June 12, 2025. As a result, as of the date of this filing, the Company’s stockholders’ equity is greater than $2.5 million. The fact that the Company’s stockholders’ equity is currently in excess of the minimum required for continued listing on The Nasdaq Capital Market does not guarantee that the Company’s securities will not be delisted from Nasdaq. The Company timely requested a hearing before a Nasdaq Hearings Panel, which will stay any suspension or delisting action pending the issuance of the Panel’s decision following the hearing and the expiration of any additional extension period granted by the Panel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESHAPE LIFESCIENCES INC.

By:	/s/ Paul F. Hickey
Paul F. Hickey
Chief Executive Officer

Dated: June 18, 2025